November 1, 2013

Securities and Exchange Commission

100 F Street, NE

Washington, DC  20549

U.S.A.

Dear Sirs/Madams:

Re:  Simplepons Inc.

We are the former independent auditors for Simplepons Inc. (the “Company”). We have read the Company’s disclosure in the section “Changes in Registrant’s Certifying Accountant” as included in Section 4.01 of the Company’s 8-K dated October 28, 2013 and are in agreement with the disclosure in that section, insofar as it pertains to our firm.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly yours,

/s/ DNTW

Toronto LLP

Licensed Public Accountants

Markham, Canada